Exhibit 99.1

Company Contact:	Bruce Thomas Vice President, Investor Relations Quiksilver, Inc. (714) 889-2200
Quiksilver Exchanges $140 Million of Debt for Equity
•	Quiksilver stockholders overwhelmingly approve de-leveraging option

•	Exchange reduces debt by $140 million

•	Debt-for-equity exchange accretive to earnings
Huntington Beach, California, August 9, 2010 — Quiksilver, Inc. (NYSE:ZQK) today announced that it has completed a transaction with Rhône to exchange $140 million of the outstanding principal amount of Quiksilver’s senior secured term loans for an aggregate of approximately 31.1 million shares of its common stock at an exchange price of $4.50 per share.
Stockholders voted overwhelmingly in favor of the exchange in a special meeting conducted August 6, 2010, with more than 96% of the votes cast in favor of the exchange proposal.
Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc., commented, “We’re delighted to complete this debt for equity exchange as another important step toward further de-leveraging our balance sheet. The transaction provides us with additional operating and financial flexibility. We especially want to thank Rhône for the tremendous vote of confidence in making this investment and for their ongoing belief in our company. Since extending the original term loans to us a year ago, Rhône has become a major presence in our board room and they have added significant value to our business.”
As of August 9, 2010, the outstanding balance of the Rhône senior secured term loans and associated accrued interest was approximately $165 million. With the $140 million exchange transaction completed, the company expects that its improved leverage profile will enable it to amend and extend its asset-based line of credit agreement in the Americas region under improved terms and also expects to secure new term loan financing for the remaining principal amount of the Rhône term loans under considerably better terms than the credit markets permitted a year ago. The company expects that the interest savings, even considering the additional new shares outstanding, will result in earnings accretion.
In connection with the debt-for-equity exchange transaction, Quiksilver and Rhône entered into a stockholders agreement, pursuant to which, among other things, Rhône is subject to certain transfer and standstill restrictions and is entitled to certain customary information rights, participation rights and registration rights. Rhône’s two designated directors continue to serve on Quiksilver’s board of directors.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories, snowboards and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on outdoor action sports. The Company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding.

Quiksilver Exchanges $140 Million of Debt for Equity
August 9, 2010

The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s financing activities, earnings per share and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the other factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.